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                                                                    EXHIBIT 3.1


                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         AURORA BIOSCIENCES CORPORATION


         AURORA BIOSCIENCES CORPORATION, a corporation organized and existing under the laws of the state of Delaware, hereby certifies as follows:

FIRST.           The name of the corporation is Aurora Biosciences Corporation.

SECOND. The date of the filing of the corporation's original Certificate of Incorporation with the Secretary of State of Delaware was January 22, 1996.

THIRD. This Restated Certificate of Incorporation was duly adopted by the corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware.

FOURTH. The Certificate of Incorporation of the corporation shall be amended and restated to read in full as follows.




                                       I.

         The name of this corporation is AURORA BIOSCIENCES CORPORATION.
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                                      II.

         The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 30 Old Rudnick Lane, City of Dover, County of Kent; and the name of the registered agent of the corporation in the State of Delaware at such address is CorpAmerica Inc.

                                      III.

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

                                      IV.

         A. CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, "COMMON STOCK" and "PREFERRED STOCK." The total number of shares which the corporation is authorized to issue is seventy-five million (75,000,000) shares. Fifty million (50,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Twenty-five million (25,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001). Notwithstanding
Section 242 of the General Corporation Law of the State of Delaware, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of holders of a majority of the outstanding shares of capital stock of the corporation, with each such share being entitled to such number of votes per share as is provided in this Article IV.

         The Preferred Stock may be issued from time to time in one or more series. Subject to compliance with applicable voting rights, if any, which may have been granted to the







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Preferred Stock or any series thereof, the Board of Directors is hereby authorized, by filing a certificate pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including without limitation the dividend rights, dividend rate, conversion rights, voting rights and the liquidation preferences of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         Of the Preferred Stock, ten million five hundred thousand (10,500,000) shares shall be designated "SERIES A PREFERRED STOCK," eight hundred thirty-three thousand three hundred thirty-two (833,332) shares shall be designated "SERIES B PREFERRED STOCK", eight hundred thousand (800,000) shares shall be designated "SERIES C PREFERRED STOCK" and five hundred seventy-two thousand five hundred thirty-six (572,536) shares shall be DESIGNATED "SERIES D PREFERRED STOCK." The Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock is hereinafter sometimes collectively referred to as the "DESIGNATED PREFERRED."








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         B.   RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF THE SERIES
              A, SERIES B, SERIES C AND SERIES D PREFERRED STOCK.

              SECTION 1. DIVIDENDS. The holders of the Designated Preferred shall be entitled to receive dividends at the rate per annum of $0.1064 per share of Series A Preferred Stock, $0.1440 per share of Series B Preferred Stock, $0.1600 per share of Series C Preferred Stock and $0.288 per share of Series D Preferred Stock, when, as and if declared by the Board of Directors out of any funds legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock of this corporation ("COMMON") payable other than in Common. Such dividends shall not be cumulative. Such dividends shall be distributed ratably among the holders of each Series of Designated Preferred based on the full dividend to which such holder is entitled. No dividends or other distributions shall be made with respect to the Common in any year, other than dividends payable solely in Common, unless and until (i) the full amount of the dividend provided for above with respect to the Designated Preferred for such year has been paid or declared and set apart for payment, and (ii) an equal dividend per share shall have been paid or declared and set apart for payment to the holders of the Designated Preferred (in addition to the dividend provided for above) for each share of Common which the holders of the Designated Preferred then have the right to acquire upon conversion of their respective shares under this Certificate.

                 SECTION 2.  LIQUIDATION PREFERENCE.

                         A.  In the event of any liquidation, dissolution or
winding up of the corporation, either voluntary or involuntary, the holders of the Designated Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common by reason of their ownership thereof:





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(i) the sum of $1.33 per share of Series A Preferred Stock, $1.80 per share of
Series B Preferred Stock, $2.00 per share of Series C Preferred Stock and $3.60 per share of Series D Preferred Stock then held by them (such amounts per share with respect to each such Series are hereinafter referred to as the "Original Issue Price"), and (ii) an amount equal to all declared but unpaid dividends on the Designated Preferred then held by them. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Designated Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Designated Preferred in proportion to the preferential amount each such holder would have been entitled to receive pursuant to this Section 2a. if such distribution had been sufficient to permit the full payment of such preferential amount.

                         b.  Upon the completion of the distribution provided
for in Section 2a., all of the assets remaining in the corporation, if any, shall be distributed pro rata among the holders of the Common, based upon the number of shares of Common held by each such holder.

                         c.  For purposes of this Section 2, a merger or
consolidation of this corporation with or into any other corporation or corporations where the stockholders of this corporation immediately prior to such merger or consolidation do not beneficially own more than 50% of the outstanding voting stock of the surviving entity immediately following such merger or consolidation and in which the stockholders of this corporation receive distributions in cash or in securities of another corporation as a result of such merger or consolidation, or a sale or other disposition of all or substantially all of the assets of the corporation, shall be treated as a liquidation, dissolution or winding up of the corporation.





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                 SECTION 3.  CONVERSION.  The holders of the Designated
Preferred shall have conversion rights as follows (the "CONVERSION RIGHTS"):

                         a.  OPTIONAL CONVERSION.  Each share of Designated
Preferred shall be convertible at the option of the holder thereof, without payment of additional consideration, at any time, at the office of the corporation or any transfer agent for the Designated Preferred, into one share of Common, subject to adjustment as provided in Sections 3.d. and 3.e. below.

                         b.  AUTOMATIC CONVERSION.  Each share of Designated
Preferred shall automatically be converted into the number of shares of Common into which such share of Designated Preferred is then convertible pursuant to
Section 3a (i) in the event that the holders of not less than sixty-seven percent (67%) of the outstanding Designated Preferred consent to such conversion, or (ii) upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "ACT"), covering the offer and sale by the corporation of Common to the public at an aggregate offering price of not less than $10,000,000 (prior to underwriters' discounts and expenses), and at a public offering price not less than $6.00 per share, subject to adjustment for stock splits, stock dividends, reorganizations and the like with respect to the Common.

                         c.  MECHANICS OF CONVERSION.

                             (1)  No fractional shares of Common shall be issued
upon conversion of the Designated Preferred. In lieu of any fractional share, the corporation shall pay cash equal to such fraction multiplied by the then current fair market value of a share of Common as determined in good faith by the Board of Directors of the corporation. Before any





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holder of Designated Preferred shall be entitled to convert the same into shares of Common, it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Designated Preferred, and shall give written notice to the corporation at such office that it elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 3b.). The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Designation Preferred a certificate or certificates, registered in such names as specified by the holder, for the number of shares of Common to which such holder shall be entitled as aforesaid, and a check payable to the holder in the amount of any amounts payable for fractional shares and any declared and unpaid dividends on the converted Designated Preferred. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Designated Preferred to be converted, and the person or persons entitled to receive the shares of Common issuable upon such





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conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date (except that in the event of an automatic conversion pursuant to Section 3b.(i), such conversion shall be deemed to have been made at the close of business on the date fixed in the vote approving such automatic conversion and in the event of automatic conversion pursuant to Section 3b.(ii), such conversion shall be deemed to have been made immediately prior to the closing of the offering referred to in Section 3b.(ii)). If the conversion is in connection with an underwritten offer of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Designated Preferred for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common issuable upon such conversion of Designated Preferred shall not be deemed to have converted such Designated Preferred until immediately prior to the closing of such sale of securities. If such conversion is in connection with a merger, consolidation or sale of assets which would be treated as a liquidation, dissolution or winding up of the corporation in accordance with and for purposes of Section 2, the conversion may, at the option of the holder tendering Designated Preferred for conversion, be conditioned upon the consummation of such transaction, in which event the person(s) entitled to receive the Common issuable upon such conversion of Designated Preferred shall not be deemed to have converted such Designated Preferred until immediately prior to the consummation of such transaction.

                         d.  ADJUSTMENTS FOR SUBDIVISIONS, DIVIDENDS,
                             COMBINATIONS OR CONSOLIDATIONS OF COMMON.

                             (1)  In the event the outstanding shares of Common
shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common, the number of shares of Common into which the Designated Preferred is convertible immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased.

                             (2)   In the event the corporation shall declare or
pay any dividend on the Common payable in Common or in the event the outstanding shares of Common shall be subdivided, by reclassification or otherwise than by payment of a dividend in Common, into a greater number of shares of Common, the number of shares of Common into which the Designated Preferred is convertible immediately prior to such dividend or subdivision shall be proportionately increased:





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                                   (a)  in the case of any such dividend,
immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or

                                   (b)  in the case of any such subdivision, at
the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

                            (3)  If such record date shall have been fixed and
such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in accordance with this Subsection d. shall be canceled (to the extent such dividend was not paid) as of the close of business on the date so fixed, and thereafter the number of shares of Common into which the Designated Preferred is convertible shall be adjusted as of the time of actual payment of such dividend.

                          e.     ADJUSTMENTS FOR OTHER RECLASSIFICATIONS,
DIVIDENDS AND DISTRIBUTIONS. If there occurs any capital reorganization or any reclassification of the capital stock of the corporation (other than any subdivision, dividend, combination, consolidation or other transaction provided for in Section 3d), each share of Designated Preferred shall thereafter be convertible into the same kind and amounts of securities or other assets, or both, that were issuable or distributable to the holders of shares of outstanding Common Stock of the corporation upon such reorganization or reclassification, in proportion to that number of shares of Common Stock into which such shares of Designated Preferred might have been converted immediately prior to such reorganization or reclassification; and in any such case, appropriate adjustments (as determined by the Board of Directors) shall be made in the application of the provisions herein





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set forth with respect to the rights and interests thereafter of the holders of
Designated Preferred to the end that the provisions of this Certificate shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other assets thereafter deliverable upon the conversion of the Designated Preferred.

                          f.     NO IMPAIRMENT.  The Corporation will not, by
amendment of its Certificate of Incorporation, by filing a Certificate of Designation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Designated Preferred against impairment.

                          g.     CERTIFICATE AS TO ADJUSTMENTS.  Upon the
occurrence of each adjustment or readjustment, pursuant to this Section 3, of the number of shares of Common into which any shares of Designated Preferred are convertible, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such shares of Designated Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Designated Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the number of shares of Common into which the Designated Preferred is then convertible, and (iii) the number of shares of Common and the





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amount, if any, of other property which at the time would be received upon the conversion of Designated Preferred.

                          h.     NOTICES OF RECORD DATE.  In the event that this
Corporation shall propose at any time:

                                 (1)     to declare any dividend or distribution
upon the Common, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                                 (2)     to offer for subscription pro rata to
the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                                 (3)     to effect any reclassification or
recapitalization of its Common shares outstanding involving a change in the Common shares; or

                                 (4)     to merge or consolidate with or into
any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, this corporation shall send to the holders of the Designated Preferred:

                                         (a)  at least 10 days' prior written
notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (1) and (2) above; and

                                         (b)  in the case of the matters
referred to in (3) and (4) above, at least 10 days' prior written notice of the date when the same shall take place (and





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specifying, if practicable, or estimating the date on which the holders of
Common shares shall be entitled to exchange their Common shares for securities or other property deliverable upon the occurrence of such event).

                                         (c)  Each such written notice shall be
given by first class mail, postage prepaid, addressed to the holders of the Designated Preferred at the address for each such holder as shown on the books of this Corporation; provided that any such notice to an address outside the United States shall be given by facsimile and confirmed in writing contemporaneously sent by two-day guaranteed international courier.

                          i.     COMMON STOCK RESERVED.  The Corporation shall
at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Designated Preferred, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Designated Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Designated Preferred, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                          j.     ISSUE TAX.  The issuance of certificates for
shares of Common upon conversion of Designated Preferred shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any





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certificate in a name other than that of the holder of the Designated Preferred which is being converted.

                    k. CLOSING OF BOOKS. The corporation will at no time close its transfer books against the transfer of any Designated Preferred or of any shares of Common issued or issuable upon the conversion of any shares of Designated Preferred in any manner which interferes with the timely conversion of such Designated Preferred, except as may otherwise be required to comply with applicable securities laws.

                 SECTION 4.  VOTING RIGHTS.

                    a. GENERAL. Except as otherwise required by law or this Certificate of Incorporation, (i) each share of Common issued and outstanding shall have one vote; (ii) each share of Designated Preferred issued and outstanding shall have a number of votes equal to the number of Common shares (including fractions of a share) into which such share of Designated Preferred is then convertible as adjusted from time to time pursuant to Section 3 hereof; and (iii) the Common and the Designated Preferred and any other class and series of Stock of the corporation shall vote together as a single class.

                    b. BOARD SIZE. The corporation shall not, without the written consent or affirmative vote of the holders of at least sixty-seven percent (67%) of the then outstanding shares of Designated Preferred, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, increase the maximum number of directors constituting the Board of Directors to a number of excess of nine (9).





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                    c.       BOARD SEATS.  The holders of the Series A Preferred
Stock, Series B Preferred Stock and Series C Preferred Stock (collectively, the "VOTING PREFERRED"), voting together as a separate class, shall be entitled to elect five (5) directors of the corporation. The holders of Common, voting as a separate class, shall be entitled to elect two (2) directors of the corporation. The holders of Series D Preferred Stock shall not be entitled to vote for the election of directors of the corporation. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of Voting Preferred then outstanding shall constitute a quorum of the Voting Preferred for the election of directors to be elected solely by the holders of the Voting Preferred. A vacancy in any directorship elected by the holders of the Voting Preferred shall be filled only by vote or written consent of the holders of the Voting Preferred and a vacancy in any directorship elected by the holders of Common shall be filled only by vote or written consent of the holders of Common. A director elected by the holders of Voting Preferred may be removed without cause only by vote of holders of a majority of the outstanding shares of Voting Preferred and a director elected by the holders of Common may be removed without cause only by vote of holders of a majority of the outstanding shares of Common.













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                 SECTION 5.  COVENANTS.

                    a. In addition to any other rights provided by law, this corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than sixty-seven percent (67%) of all outstanding shares of Designated Preferred, voting together as a class:

                             (1)  make any amendment to the corporation's
Certificate of Incorporation or Bylaws that would materially and adversely alter or change the rights, preferences, or privileges of the outstanding Designated Preferred;

                             (2)  increase or decrease the authorized
number of shares of Preferred Stock or any Series thereof;

                             (3)  create (by reclassification, Certificate of
Designation or otherwise) any new class or series of shares of stock having a preference over the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock with respect to voting rights, liquidation preferences, or dividends; increase the authorized amount of any class or series of shares of stock having a preference over the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock with respect to voting rights, liquidation preferences or dividends; or create or authorize (by reclassification, Certificate of Designation or otherwise) any obligation or security convertible into shares of any class or series of stock having a preference over the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock with respect to voting rights, liquidation preferences or dividends; or













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                             (4)  take any action that results in any
liquidation, dissolution or winding up of the corporation or any merger, consolidation, or other corporate reorganization, or effect any transaction in which all or substantially all of the assets of the corporation are sold or otherwise disposed of.

                        b. In addition to any other rights provided by law, this corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of a particular Series of Designated Preferred, take any action that would (i) materially and adversely alter or change the rights, preferences, or privileges of such Series in a manner different than the other Series, (ii) increase or decrease the authorized number of shares of such Series or (iii) amend the terms of another Series of Designated Preferred which, when established, was pari pasu with such Series with respect to voting rights, liquidation preferences or dividends, if such amendment results in the other Series having a preference over such Series with respect to voting rights, liquidation preferences or dividends..

                 SECTION 6. STATUS OF CONVERTED STOCK. In case any shares of Designated Preferred shall be converted pursuant to Section 3 hereof, the shares so converted shall resume the status of authorized but unissued and undesignated shares of Preferred Stock.

                 SECTION 7. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of this corporation not expressly provided for to the contrary herein shall be vested in the Common.







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                                       V.

For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

         a. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. Subject to Section 4b of Article IV, the number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws, provided that such number shall not be less than the number of directors provided for in Section 4 of Article IV.

         b. Subject to Section 5 of Article IV, the Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that (subject to such Section 5) the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the corporation (considered for this purpose as one class); and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

         c. The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.





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         d.     Following the effectiveness of the registration of any class of securities of the corporation pursuant to the requirements of the Securities Exchange Act of 1934, as amended, no action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

         e. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

                                      VI.

A director of the corporation shall, to the full extent not prohibited by the Delaware General Corporation Law, as the same exists or may hereafter be amended, not be liable to the corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director.

                                      VII.

                 The corporation is to have perpetual existence.










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                                     VIII.

Subject to the provisions of this Certificate of Incorporation, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

         IN WITNESS WHEREOF,said Aurora Biosciences Corporation has caused this Certificate to be signed by its President and Chief Executive Officer, Timothy
J. Rink, and attested to by its Secretary, Deborah J. Tower, this __th day of December, 1996.




                                           ------------------------------------
                                           TIMOTHY J. RINK
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER





ATTEST:




------------------------------------
DEBORAH J. TOWER
SECRETARY





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